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                                                                     EXHIBIT 5.1



                                 July 16, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Fiduciary Plaza
Washington, D.C. 20549

               Re:  Pacific Telesis Group Registration
                    Statement on Form S-3 filed with the
                    Securities and Exchange Commission on July 16, 1996
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Ladies and Gentlemen:

               I am Executive Vice President-External Affairs and General Counsel for Pacific Telesis Group, a Nevada corporation (the "Company"). In connection with the proposed public offering of 2,576,494 shares of Common Stock, par value $0.10 per share (the "Shares"), we have supervised and are familiar with the procedures relating to such public offering. The public offering is made pursuant to a registration statement on Form S-3 filed with the SEC (the "Registration Statement").

               I am a member of the State Bar of California. I do not express any opinion as to matters governed by any law other than the law of California and the federal law of the United States of America

               On the basis of the foregoing, and assuming the Registration Statement becomes and remains effective, I am of the opinion that the Shares are validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption of "Legal Matters" therein.

               It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                                        Very truly yours,


                                        /s/ Richard W. Odgers